As filed with the Securities and Exchange Commission on July 10, 2015

Registration No. 333-187889

Registration No. 333-195222

Registration No. 333-203295

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

TO

FORM S-8

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

Rally Software Development Corp.

(Exact name of registrant as specified in its charter)

Delaware	84-1597294
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

3333 Walnut Street

Boulder, Colorado 80301

(Address of principal executive offices) (Zip code)

Amended and Restated 2002 Stock Option Plan

2013 Equity Incentive Plan

2013 Employee Stock Purchase Plan, as amended

(Full title of the plan)

Lawrence Egan

President and Secretary

Rally Software Development Corp.

c/o CA, Inc.

520 Madison Avenue

New York, New York 10022

1-800-225-5224

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Michael S. Ringler

Wilson Sonsini Goodrich & Rosati P.C.

One Market Plaza, Spear Tower, Suite 3300

San Francisco, California 94105

415-947-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statements of Rally Software Development Corp., a Delaware corporation (the “Company”), each pertaining to the registration of the shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), offered under certain employee benefit and equity plans and agreements, originally filed on Form S-8 with the Securities and Exchange Commission (the “SEC”) and as amended from time to time (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock (#)
333-187889	April 12, 2013	Amended and Restated 2002 Stock Option Plan	1,889,379
		2013 Equity Incentive Plan	2,346,695
		2013 Employee Stock Purchase Plan	469,339
333-195222	April 11, 2014	2013 Equity Incentive Plan	1,239,320
		2013 Employee Stock Purchase Plan	495,728
333-203295	April 8, 2015	2013 Equity Incentive Plan	1,270,830
		2013 Employee Stock Purchase Plan	508,332

On July 8, 2015, pursuant to the Acquisition Agreement, dated as of May 27, 2015 (the “Acquisition Agreement”), among the Company, CA, Inc., a Delaware corporation (“Parent”), and Grand Prix Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Acquisition Agreement, the Company has terminated as of the date hereof all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements and, in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Company that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration any and all such securities registered but unsold under the Registration Statements as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 10, 2015.

RALLY SOFTWARE DEVELOPMENT CORP.

By:	/s/ Lawrence Egan
Lawrence Egan
President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lawrence Egan	President, Secretary and Director (Principal	July 10, 2015
Lawrence Egan	Executive Officer)

/s/ Neil Manna	Treasurer and Director (Principal Financial	July 10, 2015
Neil Manna	Officer and Principal Accounting Officer )